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                                    EXHIBIT 3.4



                                  SEPTEMBER 3, 1997

                                 AMENDMENTS TO BYLAWS



         ARTICLE I, Section 2 - the principal address of the Company is changed to 1017 S. Mountain Ave., Monrovia, CA 91016.

         ARTICLE II, Section 2 - the date of the Annual Meeting is changed to the first Monday of December.

         ARTICLE III, Section 2 - the number of directors of the Company shall be a minimum of 1 and a maximum of nine (9).